Exhibit 10.5

Dated 31 March 2005

Trikon Technologies LIMITED

and

William J Chappell

CONTRACT FOR SERVICES

CONTRACT FOR SERVICES

This Agreement is made on March 31 2005

BETWEEN:-

(1)	Trikon Technologies Limited (registered number 0137334) whose registered office is at Ringland Way, Newport, NP18 2TA (the “Company”); and

(2)	William J Chappell (the “Consultant”).

DEFINITIONS:

“Services” means	the services set out in Schedules 1 of this Agreement or such other services as may be agreed from time to time between the Consultant and the Company.

1	Term

The Consultant shall provide the Services from 4 April 2005 until termination of this Agreement as provided in clause 6.

2	Obligations of the Consultant

2.1	The Consultant shall provide the Services at such times as shall be mutually agreed between the parties from time to time.

2.2	The Consultant shall faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time necessary in connection with the provision of the Services. The Consultant shall devote such of his time as is necessary for the proper provision of the Services.

2.3	The Consultant will, in the provision of the Services, work from such location or site as determined by the Consultant to be appropriate for the proper performance of the contract or as shall be required by the Company from time to time and shall, if required, undertake such travel as may be necessary for the proper provision of the Services. The Consultant shall be responsible for his own travel costs and expenses, which may then be reimbursed by the Company to the Consultant as disbursements chargeable on invoices raised by the Consultant in accordance with the terms agreed.

2.4	The Consultant shall take all reasonable steps to comply with any timetable or deadlines for completion of Services agreed between the parties, either verbally or in writing.

Mutuality of Obligation

2.5	The Company and the Consultant are independent businesses and nothing in this Agreement or by virtue of performing it shall be taken as creating a relationship of agent to principal, employer to employee, partnership or joint venture between them.

2.6	The Consultant is not by entering into this Agreement prevented from undertaking any other activities or accepting other engagements provided that those activities or other engagements do not interfere with or detract from the provision by him of the Services under this Agreement or harm or prejudice the interests of the Company.

Method of Work

2.7	The Consultant warrants that he will provide the Services using reasonable care and skill, and all such work pursuant to the Services will be carried out to a professional standard, as far as reasonably possible, in accordance with Schedule 1 to this Agreement and any timetables or other deadlines agreed.

2.8	The Consultant’s method of work shall be his own.

2.9	The Consultant shall provide all his own equipment, materials and sundry consumables necessary for the performance of the Services, including but not limited to stationery, office facilities and staff.

2.10	Whilst performing the Services, the Consultant shall:

2.10.1	Familiarise himself and comply with all guidelines issued to the Consultant by the Company from time to time and comply with all such guidelines displayed at any location or site where the Consultant is performing the Services;

2.10.2	Not do anything so as to jeopardise the safety of himself, any workers or contractors at any location or site (whether or not employed or engaged by the Consultant) or members of the public.

2.11	On commencement of this Agreement and prior to performing the Services, the Consultant shall, where required by law, provide the Company with a copy of his own public liability insurance and where appropriate employer liability insurance documents.

3	Payment

3.1	The Company shall be under no obligation to engage the Consultant to provide any Services under this Agreement. If no Services are required by the Company no fees shall be payable except as defined herein.

3.2	If rectification work is required pursuant to clause 2.8, then all such work shall be carried out at the sole expense of the Consultant.

3.3.1	A one off retainer fee of £9,750 will be due on commencement of contract. Worked carried out on behalf of Trikon Technologies Limited will be charged at a rate of £75 per hour. This work will need to be approved in advance by John Macneil, Martyn Tuffery, or a board director.

3.3.2	Where incurred, Trikon will reimburse reasonable expenses associated with carrying out these consultancy services. Travel will be economy class.

All payments to the Consultant will be made on submission of an invoice. The invoice must be addressed to the Company, contain particulars of the Consultant, the site or location at which the Services were performed and dates and details of work performed and VAT number (if any).

3.4	The Consultant shall be responsible for registering and administering VAT as appropriate.

3.5	The company settle within fourteen days of receipt.

4	Success fees

4.1	If the merger between Trikon Technologies and Aviza Technologies completes, and if this agreement has not at that time been terminated by either party, you will receive a single payment as detailed:

4.2	If the merger completes on or before 30 June 2005 the Consultant will receive a payment of £29,000.

4.3	If the merger completes on or before 31 July 2005 the Consultant will receive a payment of £19,000

4.4	If the merger completes on or before 31 August 2005 the Consultant will receive a payment of £9,000.

4.5	There is not success fee payable if the merger does not complete or if it completes after 31 August 2005.

5	Tax and National Insurance

5.1	The Consultant shall be responsible for all income tax liabilities and National Insurance or similar contributions in respect of the fees payable under this Agreement and the Consultant agrees to indemnify and keep indemnified the Company against all claims which may be made by the relevant authorities against the Company in respect of income tax, penalties and interest relating to the provision of the Services hereunder by the Consultant. The client in its sole discretion reserves the right to deduct taxes and other statutory obligations from any payments.

6	Termination

6.1	This Agreement shall continue until 31 August 2005 and may not be terminated earlier save that the company may terminate at any time forthwith by notice in writing if the Consultant:

6.2.1	Commits a breach of this Agreement which in the case of a breach capable of remedy has not been remedied within 5 days of the receipt by the Consultant of a notice from the Company identifying the breach and requiring its remedy;

6.2.2	has a bankruptcy order made against him or compounds with or enter into any voluntary arrangements with his creditors;

6.2.3	acts in any way which may in the opinion of the Board bring the Company into disrepute or discredit, or

6.2.4	is charged with or convicted of any offence involving any act of fraud or dishonesty;

6.2.5	if the Consultant has been unable to provide the Services due to illness or accident for a period of 2 weeks;

6.3	in the event of termination by the company for any of the reasons set out in 6.2 above a portion of the retainer fee of £9,750 paid to the consultant becomes repayable as follows:

If the employer gives the Consultant notice of termination during April 2005 – 100% of the £9,750 retainer is repayable.

If the employer gives the Consultant notice of termination during March 2005 – 80% of the £9,750 retainer is repayable.

If the employer gives the Consultant notice of termination during June 2005 – 60% of the £9,750 retainer is repayable.

If the employer gives the Consultant notice of termination during July 2005 – 40% of the £9,750 retainer is repayable.

If the employer gives the Consultant notice of termination during August 2005 – 20% of the £9,750 retainer is repayable.

6.4	After 31 August 2005 either party may terminate this agreement on giving 5 days notice in writing.

6.5	Upon the termination of this Agreement for whatever reason the Company shall remain liable to pay to the Consultant all sums which have accrued due and owing to the Consultant hereunder.

6.6	Termination of this Agreement for whatever reason shall not affect the accrued rights of the parties arising in any way out of this Agreement as at the date of termination and, in particular but without limitation, the right to recover damages against the other and all provisions which are expressed to survive this Agreement shall remain in force and effect.

7	Indemnity and Insurance

7.1	The Company shall not be liable for any loss, injury or damage suffered by:

7.1.1	the Consultant arising out of or in connection with the provision of the Services; or

7.1.2	any other person where such loss, injury or damage is caused by the Consultant arising out of or in connection with the provision of the Services,

and the Consultant shall indemnify the Company in respect of any such loss, damage or injury (including any claims and expenses arising therefrom).

8	Entire agreement and amendment

8.1	This Agreement embodies the entire agreement and understanding of the parties and supersedes all prior oral or written agreements understandings or arrangements relating to the subject matter of this Agreement. Neither party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement. This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorised representatives of the parties.

8.2	No failure or delay on the part of either party to exercise any right or remedy under this Agreement shall be construed or operated as a waiver thereof nor shall any single or partial exercise of any right or remedy as the case may be. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

8.3	If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.

9.	Force majeure

Neither party shall be in breach of this Agreement if there is any total or partial failure of performance by it of its duties and obligations under this Agreement occasioned by any act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, prevention from or hindrance in obtaining any raw materials, energy or other supplies, labour disputes of whatever nature and any other reason beyond the control of either party. If either party is unable to perform its duties and obligations under this Agreement as a direct result of the effect of one of those reasons that party shall give written notice to the other of the inability stating the reason in question. The operation of this Agreement shall be suspended during the period (and only during the period) in which the reason continues. Forthwith upon the reason ceasing to exist the party relying upon it shall give written advice to the other of this fact.

10	Illegality

If any provision or term of this Agreement or any part thereof shall become or be declared illegal invalid or unenforceable for any reason whatsoever including but without limitation by reason of the provisions of any legislation or other provisions having the force of law or by reason of any decision of any Court or other body or authority having jurisdiction over the parties or this Agreement including the EU Commission and the European Court of Justice such terms or provisions shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement in the jurisdiction in question provided always that if any such deletion substantially affects or alters the commercial basis of this Agreement the parties shall negotiate in good faith to amend and modify the provisions and terms of this Agreement as may be necessary or desirable in the circumstances.

11	Notices

Notices under this agreement are validly servied if delivered or sent by first class post the date of service is the day after posting.

SIGNED by
On behalf of Trikon Technologies Limited

/s/ John Macneil
31/3/05

SIGNED by William J Chappell

/s/ William Chappell
31.3.2005

Schedule 1

The Services

The Services as set out below are to be provided by the Consultant and are to be in accordance with the client’s reasonable requirements.

The Consultant agrees to provide consultancy services specifically on matters associated with the merger between Trikon Technologies and Aviza Technologies but also on other matters that could reasonable be requested of somebody with the Consultant’s skills and knowledge                             :